Exhibit 99.1
Keros Therapeutics Announces Collaboration with Sean M. Healey & AMG Center for ALS

LEXINGTON, Mass., Mar. 9, 2026 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced that it has entered into an agreement with the Massachusetts General Hospital (“MGH”) for the design of a Phase 2 clinical trial evaluating rinvatercept in patients with amyotrophic lateral sclerosis (“ALS”) within the Healey ALS MyMatch program (“ALS MyMatch”), led by the Sean M. Healey & AMG Center for ALS at Mass General Brigham.

The collaboration is in response to the Healey & AMG Center’s call for applications for the ALS MyMatch program. The ALS MyMatch program is accelerating the development of new therapies for ALS by harnessing the power of biomarker-driven personalized trial approaches. By integrating comprehensive genetic and biofluid markers, the program matches subgroups of ALS individuals to various experimental therapies based on their disease markers. ALS MyMatch is an ongoing series of early-stage Phase 1b/2a clinical trials aimed at deepening the understanding of biological effects of experimental products and identifying the optimal population for future later-stage Phase 2/3 clinical trials.

“We are proud to be selected to the ALS MyMatch program to collaborate with the Healey & AMG Center at Mass General,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer of Keros. “Rinvatercept represents a potentially novel approach to treat patients with ALS. Based on the data we have generated to date, we believe there is a strong scientific rationale for the potential of rinvatercept to preserve muscle strength and function and improve quality of life in patients with ALS.”

“ALS is a serious, progressive disorder with need of additional treatment options,” said Merit Cudkowicz, M.D., M.Sc., director of the Sean M. Healey & AMG Center for ALS, executive director of the Neuroscience Institute at Mass General Brigham, and the Julieanne Dorn Professor of Neurology at Harvard Medical School. “We look forward to partnering with Keros to evaluate rinvatercept within the ALS MyMatch program, bringing us closer to our goal of finding additional treatments for those battling ALS.”

About Healey ALS MyMatch

Healey ALS MyMatch is a multi-site, collaborative initiative that currently brings together four trial-ready, high enrolling ALS research centers and is a Network of Excellence for ALS (NEALS) affiliated program. Research centers include Mass General in Boston; University of Minnesota in Minneapolis, Minn.; Northwestern University in Evanston, Ill.; and Nova Southeastern University in Fort Lauderdale, Fla. ALS MyMatch has partnered with the Acceleration Centers of Enrollment (ACE) program, a community-driven philanthropic partnership program focused on expediting start up and recruitment at study centers. Additional trials and high performing sites will be added as the program grows.

About the Sean M. Healey & AMG Center for ALS at Mass General Brigham

The Sean M. Healey & AMG Center for ALS at Mass General Brigham, launched in 2018, brings together a global network of scientists, physicians, nurses, foundations, federal agencies and people living with ALS, their loved ones, and caregivers to accelerate the pace of ALS therapy discovery and development.

About Rinvatercept

Rinvatercept is a novel ligand trap comprised of a modified ligand-binding domain derived from activin receptor type IIA and activin receptor type IIB that is fused to the portion of the human antibody known as the Fc domain. Rinvatercept is designed to act as a ligand trap and inhibit the biological effects of myostatin and activin A, which are negative regulators of muscle and bone mass and strength, to improve skeletal muscle regeneration, increase muscle size and strength, inhibit and reduce fibrosis, inhibit inflammation, reduce fat accumulation and improve bone health through bone anabolic mechanisms. We are developing rinvatercept for the treatment of Duchenne muscular dystrophy and for the treatment of ALS.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including skeletal muscle, bone, adipose, heart tissue and blood. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, rinvatercept, is being developed for the treatment of Duchenne muscular dystrophy and for the treatment of ALS. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “believe,” “forward,” “goal,” “potential” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: the potential of rinvatercept to preserve muscle strength and function and improve quality of life in patients with ALS. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, rinvatercept and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K, filed with the SEC on March 4, 2026, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investor Contact:

Justin Frantz
jfrantz@kerostx.com
617-221-6042

Media Contact:
Mahmoud Siddig / Adam Pollack / Viveca Tress
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449